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EXHIBIT 13

NONCOMPETITION AGREEMENT

    This Noncompetition Agreement (the "Agreement") is made by and among Monaco Coach Corporation, a Delaware corporation ("Parent"), SMC Corporation, an Oregon corporation (the "Company"), and Mathew M. Perlot ("Shareholder") this June 23, 2001 (the "Execution Date"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

A.
Parent, a wholly-owned acquisition subsidiary of Parent ("Purchaser"), and the Company are entering into an Agreement and Plan of Merger dated as of even date herewith (the "Merger Agreement"), which contemplates a tender offer (the "Tender Offer") and back end merger pursuant to which the Company would become a wholly-owned subsidiary of Parent.

B.
Shareholder is Chairman of the Board of Directors, a key employee and the majority shareholder of the Company.

C.
As a result of consummation of the transactions contemplated by the Merger Agreement, Shareholder would receive significant consideration in the form of cash in exchange for all shares tendered by Shareholder pursuant to the terms of the Merger Agreement.

D.
Shareholder is entering into this Agreement in order to preserve the value of the business being acquired by Parent and thus induce Parent to execute the Merger Agreement.

E.
The Company and Parent are each currently engaged or planning to engage in its business in each of the fifty (50) states of the United States, Canada, and certain other countries throughout the world. Parent and the Company, following the Merger, will continue conducting such business in all parts of the United States, Canada, and certain other countries throughout the world.

AGREEMENT

    Now, therefore, in consideration of the mutual promises made herein, Parent, the Company and Shareholder (collectively referred to as the "Parties") hereby agree as follows:

    1.  Covenant Not to Compete or Solicit.

    Beginning on the date, if any, on which Shareholder's shares of capital stock of the Company are taken up and paid for by Parent and Purchaser pursuant to the Tender Offer, and ending on the fifth (5th) anniversary of the Shareholder's termination of employment with the Company (the "Non-Compete Period"), Shareholder shall not, other than on behalf of the Company or Parent, directly or indirectly, without the prior written consent of Parent, engage anywhere in the Geographic Area in (whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise), have any ownership interest in (except for passive ownership of five percent (5%) or less of any entity whose securities are publicly traded on a national securities exchange or the Nasdaq Stock Market), or participate in the financing, operation, management or control of, any firm, partnership, corporation, entity or business that engages or participates in a "competing business purpose." Except as provided in the succeeding sentence, the term "competing business purpose" shall mean the design, development, manufacture, marketing and sale of recreational vehicles, specifically bus conversions, Class A motorhomes, Class C motorhomes, travel trailers and fifth wheel trailers. The term "competing business purpose" shall not include (i) the passive ownership by Shareholder of any interest in any entity which is owned or controlled by Martin Perlot and is engaged in the design, manufacture or sale of electronic components and/or monitoring devices for electrical systems for recreational vehicles or motorhomes, or (ii) the ownership by Shareholder of any interest in an entity which is a retail dealership for recreational vehicles, motorhomes, travel trailers and/or fifth wheel trailers.

      (a) During the Non-Compete Period, Shareholder shall not, directly or indirectly, without the prior written consent of Parent or the Company, solicit, encourage or take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging, any employee of Parent, or of any direct or indirect subsidiary of Parent (including the Company), to terminate his or her employment with Parent or any such subsidiary (including the Company).

      (b) The Geographic Area shall mean (i) the United States, (ii) Canada, or (iii) anywhere in the world outside the United States or Canada where Parent or any direct or indirect subsidiary of Parent (including the Company) conducts business.

      (c) The covenants contained in the preceding paragraphs shall be construed as a series of separate covenants, one for each county, city, state, or any similar subdivision in any Geographic Area. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding paragraphs. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 2 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to conform to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

      (d) Shareholder acknowledges that the nature of the Company's business is such that if Shareholder were to become employed by, or substantially involved in, the business of a competitor of the Company soon following the termination of Shareholder's employment with the Company, it would be very difficult for the Shareholder not to rely on or use the Company's trade secrets and confidential information. The Shareholder has agreed to enter into this Agreement in part in order to avoid the inevitable disclosure of the Company's trade secrets and confidential information in such a case.

      (e) Shareholder acknowledges that (i) the goodwill associated with his ownership of the Company prior to expiration of the Tender Offer is an integral component of the value of the Company to Parent and is reflected in the consideration to be received by Shareholder in the Tender Offer, and (ii) Shareholder's covenants as set forth herein are necessary to preserve the value of the Company for Parent following the Tender Offer.

      (f)  Shareholder also acknowledges that the limitations of time, geography, and scope of activity agreed to in this Agreement are reasonable because, among other things, (i) the Company and Parent are engaged in a highly competitive industry, (ii) the Shareholder has unique access to, and will continue to have access to, the trade secrets and know-how of the Company, including without limitation the plans and strategy (and in particular the competitive strategy) of the Company, (iii) the Shareholder is receiving significant compensation in connection with the Merger Agreement and pursuant to this Agreement, and (iv) in the event the Shareholder's employment with the Company ended, the Shareholder would be able to obtain suitable and satisfactory employment without violation of this Agreement.

      (g) Shareholder agrees that it would be impossible or inadequate to measure and calculate Parent's or the Company's damages from any breach of the covenants set forth in this Section 1. Accordingly, Shareholder agrees that if he breaches any provision of this Section 1, Parent and/or the Company will have available, in addition to any other right or remedy otherwise available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. Shareholder further agrees that no bond or other security shall be required in obtaining such equitable relief, nor will proof of actual damages be required for such equitable relief. Shareholder hereby expressly consents to the issuance of such injunction and to the ordering of such specific performance. The parties hereto agree that the exclusive jurisdiction for any action for injunctive relief to enforce the non-competition and non-solicitation provisions of this agreement and for any action to interpret or enforce this Agreement that is not subject to arbitration as provided herein, if any, shall be the appropriate state or federal court located in Lane County, Oregon.

      (h) Shareholder's obligations under this Agreement shall remain in effect if Shareholder's employment with Parent or the Company is terminated.

    2.  Arbitration; Consent to Personal Jurisdiction.

      (a) Shareholder agrees that, except as provided in Section 1(g) above, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in Multnomah County, Oregon in accordance with the rules of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

      (b) At the request of either party, the arbitration proceedings pursuant hereto will be conducted confidentially. In such case all documents, testimony and records shall be received, heard and maintained by the arbitrator(s) in confidence under seal, available for inspection only by the arbitrator(s), the parties and their respective attorneys and their respective experts, who shall agree in advance and in writing to receive all such information confidentially and to maintain such information in confidence.

      (c) The arbitrator(s) shall apply Oregon law to the merits of any dispute or claim, without reference to rules of conflicts of law. Shareholder hereby consents to the personal jurisdiction of the state and federal courts located in Oregon for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

      (d) The arbitrator shall determine how all expenses related to the arbitration shall be paid, including without limitation, the respective expenses (including reasonable attorneys' fees) of each party, the fees of the arbitrator and the administrative fee of the American Arbitration Association.

      (e) SHAREHOLDER HAS READ AND UNDERSTANDS THIS SECTION 2, WHICH DISCUSSES ARBITRATION. SHAREHOLDER UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, SHAREHOLDER AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF SHAREHOLDER'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO THIS AGREEMENT.

    3.  Miscellaneous.

      (a)  Termination.  If the Merger Agreement is terminated without Parent and Purchaser having taken up and purchased all of Shareholder's shares of capital stock of the Company, this Agreement shall thereupon also terminate.

      (b)  Governing Law.  This Agreement shall be governed by the laws of the State of Oregon without reference to conflicts of law rules.

      (c)  No Assignment.  Shareholder shall not assign this Agreement or any rights or obligations under this Agreement without the prior written consent of Parent and the Company. This Agreement may be assigned and enforced by Parent, its successors and assigns.

      (d)  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (i) if to Parent or the Company, to:

Monaco Coach Corporation Attention: Richard Bond 606 Nelson's Parkway Wakarusa, Indiana 46573 Telephone No.: 800-650-7337 Facsimile No.: 219-862-7313

        (ii) if to Shareholder, at the address set forth on the signature page hereto.

      (e)  Entire Agreement.  This Agreement and all agreements referenced herein contain the entire agreement and understanding of the parties and supersedes all prior discussions, agreements and understandings relating to the subject matter hereof. This Agreement may not be changed or modified, except by an agreement in writing executed by Parent, the Company and Shareholder.

      (f)  Waiver of Breach.  The waiver of a breach of any term or provision of this Agreement, which must be in writing, shall not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

      (g)  Headings.  All captions and section headings used in this Agreement are for convenience only and do not form a part of this Agreement.

      (h)  Counterparts.  This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

MONACO COACH CORPORATION	SHAREHOLDER
/s/ KAY L. TOOLSON Signature of Authorized Signatory	/s/ MATHEW M. PERLOT Signature
Kay L. Toolson, CEO Print Name and Title	Mathew M. Perlot Print Name
PO Box 4127, Sunriver, OR 97707 Address
SMC CORPORATION
/s/ WILLIAM L. RICH Signature of Authorized Signatory
William L. Rich, VP-Finance, CFO Print Name and Title

[Signature Page to Noncompetition Agreement]

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